Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
 (baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES TO CONSOLIDATE SOUTH HILL OFFICE OPERATIONS INTO HOUSTON CORPORATE HEADQUARTERS

HOUSTON, TX, February 11, 2013 - Stage Stores, Inc. (NYSE: SSI) announced today that it will consolidate its South Hill, Virginia regional operations into its Houston, Texas corporate headquarters. This consolidation is expected to increase efficiency, create synergies, reduce expenses and enhance growth.

"This action is the culmination of an initiative that we began last year," said Michael Glazer, President and Chief Executive Officer. "Given the impact on South Hill employees, the decision to consolidate was a difficult one.  However, the significant benefits from having all department store functions and processes entirely together in one location could not be ignored.  This strategic action will strengthen collaboration, teamwork and communications, while streamlining operations, enhancing overall operational efficiency and reducing costs.  Combining all department store functions will also create consistency in merchandising, marketing and eCommerce, which should result in higher sales and earnings growth."

Functions being consolidated into the Company's Houston headquarters include merchandising, planning and allocation, human resources and other services currently supporting 331 stores located in 24 Mid Atlantic, Southeastern, Midwestern and Northeastern states.   The consolidation and subsequent office closure is expected to be completed by the middle of 2013 and will result in the elimination of approximately 180 South Hill-based positions.  Approximately 75 new positions will be added at the Company's Houston headquarters.  The Company noted that the consolidation will have no impact on the operations of its South Hill distribution center.  A number of employees will be offered the opportunity to relocate to other Company locations, including the Houston headquarters.  Those not relocating will receive severance packages, outplacement counseling services and other benefits.

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Stage Stores to Consolidate
South Hill Office Operations Into
Houston Corporate Headquarters
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The current estimate of costs associated with the consolidation are approximately $20 million, with approximately $4 million incurred in 2012 and the balance anticipated to be incurred in 2013.  The Company expects that this consolidation will result in annual cost savings of approximately $5 million.

Additional financial details and information about the operating impact resulting from this consolidation will be provided by the Company on March 12th when it releases fourth quarter results and holds its quarterly conference call.

"The employees in South Hill have played an important role in helping grow our company and serve our customers, and I am truly grateful for their years of dedicated service.  We are committed to treating each of them with fairness and respect throughout the consolidation process," Mr. Glazer concluded.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody's, Palais Royal, Peebles, Stage and Steele's names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 864 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains "forward-looking statements". Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the number of positions the Company expects to eliminate in South Hill and the number of positions the Company expects to add in Houston related to the consolidation of its South Hill, Virginia regional office operations into its Houston, Texas  headquarters.  Forward-looking statements also include comments regarding the operational and financial benefits that the Company expects to realize from the consolidation, as well as comments regarding the amount of restructuring charges that the Company expects to incur as a result of the consolidation.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 28, 2012, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.
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